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                                                                    EXHIBIT 99.1

               RECLASSIFIED HISTORICAL INCOME STATEMENTS BY YEAR

MICROSOFT CORPORATION
RECLASSIFIED INCOME STATEMENTS
(In millions) (Unaudited)
--------------------------------------------------------------------------------
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
                                     Fiscal year            Fiscal year             Fiscal year to date
                                         1997                   1998                     1999
                                Reported  Reclassified    Reported  Reclassified   Reported   Reclassified
                                --------------------------------------------------------------------------
Revenue                         $11,358      $11,936     $14,484     $15,262      $13,222     $13,983
Operating expenses:
   Cost of revenue                1,085        2,170       1,197       2,460        1,090       2,145
   Research and development       1,925        1,863       2,502       2,601        1,889       2,030
   Acquired in-process
     technology                       0            0         296         296            0           0
   Sales and marketing            2,856        2,411       3,412       2,828        2,766       2,331
   General and administrative       362          362         433         433          392         392
   Other expenses                   259          259         230         230           60          60
                                 ------       ------      ------      ------       ------      ------
     Total operating expenses     6,487        7,065       8,070       8,848        6,197       6,958
                                 ------       ------      ------      ------       ------      ------
Operating income                  4,871        4,871       6,414       6,414        7,025       7,025
Investment income                   443          443         703         703        1,318       1,318
Gain on sale                          0            0           0           0          160         160
                                 ------       ------      ------      ------       ------      ------
Income before income taxes        5,314        5,314       7,117       7,117        8,503       8,503
Provision for income taxes        1,860        1,860       2,627       2,627        2,920       2,920
                                 ------       ------      ------      ------       ------      ------
Net income                       $3,454       $3,454      $4,490      $4,490       $5,583      $5,583
                                 ======       ======      ======      ======       ======      ======

Earnings per share:
   Basic                         $ 0.72       $ 0.72      $ 0.92      $ 0.92       $ 1.11      $ 1.11
                                 ======       ======      ======      ======       ======      =====
   Diluted                       $ 0.66       $ 0.66      $ 0.84      $ 0.84       $ 1.02      $ 1.02
                                 ======       ======      ======      ======       ======      ======
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